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                                                                  EXHIBIT 10.18B

                                 FIRST AMENDMENT

     FIRST AMENDMENT (the "First Amendment"), dated as of the 21st day of December, 2000, to the Employment Agreement dated as of the 23rd day of July, 1998, by and between Stephen L. Key ("Key") and Textron, Inc. (the "Company") (the "Original Employment Agreement" and, as amended by this First Amendment, the "Employment Agreement").

                              W I T N E S S E T H:

     WHEREAS, Key and the Company entered into the Original Employment Agreement pursuant to which Key served the Company as, among other things, Executive Vice President ("EVP") and Chief Financial Officer ("CFO");

     WHEREAS, Key has indicated to the Company his desire to retire from employment with the Company, and the Company wishes to accommodate Key's desire; and

     WHEREAS, the Company appointed a new CFO effective as of December 22, 2000 (the "CFO Transition Date");

     WHEREAS, Key is willing to remain employed by the Company as EVP and CFO until the CFO Transition Date and, at the Company's option, as EVP of the Company ("Transition Position") until January 31, 2001 (the "Normal Termination Date");

     WHEREAS, Key and the Company desire to amend the Original Employment
Agreement: (a) to provide Key with certain additional severance benefits so as to encourage his retention as EVP and CFO until the CFO Transition Date, his retention in a Transition Position until the Normal Termination Date and his continuing retention in a Transition Position beyond the



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Normal Transition Date should a Contingent Event (as defined in Exhibit A to the
Employment Agreement) occur, and (b) to document Key's waiver of certain rights, if any, arising with respect to Key's employment to the date hereof.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in the Original Employment Agreement and this First Amendment, and of other good and valuable consideration, the adequacy and receipt of which is acknowledged, the parties hereto agree as follows:

     1. All terms used herein, except as otherwise specifically defined herein, shall have the same meaning as in the Original Employment Agreement. For purposes of the First Amendment and the Employment Agreement the term "Good Reason" shall mean only an event of the type described in such definition in
Section 5(f) of the Original Employment Agreement that occurs from and after the date hereof and shall not include any such event occurring prior to the date hereof, each of which such earlier events, if any, are hereby waived by Key as the basis for any termination pursuant to Section 5(f) of the Employment Agreement. The term "Agreement" as used in the Employment Agreement shall have the same meaning as "Employment Agreement."

     2.   Exhibit A to the Employment Agreement is amended to read as follows:

          "1. Pursuant to a letter dated March 21, 1995 (the "Letter"), the Executive is entitled to the cash equivalent of 20,000 shares of the Company's common stock (40,000 shares post split) following his retirement provided he retires from the Company at or after age 60. The number of shares shall be proportionally adjusted for any increase or decrease in the number of issued shares of the Company's common stock resulting from a stock split, stock dividend or any other increase or decrease in such shares effected without receipt of consideration by the Company. The cash equivalent will be based on the average of the composite closing price (as reported on the New York Stock Exchange consolidated tape) of the Company's common stock for the ten (10) trading days (November 14, 2000 through November 28, 2000 ($52.25)) immediately preceding the "Trigger Date" (November 29, 2000) or the ten (10) trading day period starting February 13, 2001 and



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     ending February 27, 2001, whichever provides the Executive with the greater amount, and payment shall be made after the end of the second measuring period, and FURTHER PROVIDED that, in the event of a Change in Control, if a Qualified Termination occurs within the protected period under Section 8 of the Employment Agreement, the price, if higher, shall be the highest closing price per share of the Company's common stock (as reported on the New York Stock Exchange consolidated tape) during the 30 day period ending on the date of such Change in Control.

          2. Notwithstanding the foregoing age 60 requirement, the payment provided for in Section 1 of this EXHIBIT A shall vest upon the effective date of the Executive's termination of employment at any age after the date hereof as a result of: (a) death (pursuant to Section 5(a) of the Employment Agreement), (b) Disability (pursuant to Section 5(b) of the Employment Agreement), (c) a termination of Executive's employment by the Company without Cause (pursuant to Section 5(e) of the Employment Agreement), (d) a resignation by the Executive for Good Reason (pursuant to
     Section 5(f) of the Employment Agreement), or (e) any termination by Executive (whether or not for Good Reason) after January 31, 2001 (the "Normal Termination Date"), PROVIDED, HOWEVER, that if a vacancy occurs in the CFO position ("Contingent Event") on or prior to the Normal Termination Date, the term "the earlier of (i) June 1, 2001, and (ii) the appointment of a new CFO" shall be substituted for "January 31, 2001" in this CLAUSE
     (e). Once vested, such payment shall be paid out in a lump sum as provided for in Section 1 of this EXHIBIT A.

          3. Upon a Change in Control the Executive's right to the cash payment contemplated in Section 1 of this EXHIBIT A shall immediately vest, but such payment shall not be made until the earlier of (a) a termination of the Executive's employment thereafter for a reason contemplated by
     Section 2 of this EXHIBIT A or (b) a Qualifying Termination within the protected period provided for in Section 8 of the Employment Agreement.

          4. The foregoing award shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, execution or levy of any kind, and any attempt to do so shall not be recognized."


     3. Section 6 of the Employment Agreement is amended by the addition of a new Section 6.5 at the end thereof to read as follows:

          "6.5 SPECIAL TERMINATION RULES. (a) In the event Section 6.3 or
     Section 8.1 of this Employment Agreement becomes applicable to Executive, for purposes of the SERP and any other pension or welfare benefit plan of the Company, the Executive shall be deemed to have satisfied all age and service requirements for the benefit, shall be treated as if he was the greatest of his actual age, the minimum required age



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     for such benefit or his "Deemed Age" (as defined below) and had service equal to the greater of his actual service or the minimum required service for each such benefit, and shall, if Section 8.1 is applicable, be entitled to immediately commence benefits thereunder, or if Section 6.3 is applicable, be entitled to commence benefits thereunder at the earlier of
     (x) when he otherwise would under the terms of the applicable plan be entitled to commence such benefit, or (y) upon the ceasing of the payment of the amounts payable pursuant to Section 6.3(b). Executive's "Deemed Age" shall be 62 plus one month for each month that Key remains employed as CFO after January 31, 2001. In the event this provision applies, Section 6.3(e) of this Agreement shall only apply with regard to the SERP to the extent the amount of added service and age by virtue of this provision is less than two and one-half (2 1/2) years. Application of this provision shall not affect application of Section 8.1(g).

          "(b) In the event that Executive voluntarily terminates his employment for any reason effective on or after January 31, 2001 (PROVIDED, HOWEVER, that should a Contingent Event occur on or prior to such date, the term "the earlier of (i) June 1, 2001, and (ii) the appointment of a new CFO" shall be substituted for "January 31, 2001" in this subsection), Executive shall be treated as if he terminated his employment for Good Reason, except that, if such termination would not be covered by Section 8.1, instead of being entitled to any amount under Section 6.3(b): (y) Executive shall be entitled to immediately commence retirement benefits pursuant to Section 6.3(e), being treated as if he was the greater of the Deemed Age or the Executive's actual age, and the Company shall immediately prior to the termination date contribute to the Executive's stock unit account under the Company's Deferred Income Plan, without a company matching contribution, the amount of $720,000, and in addition, if the Executive dies during the thirty (30) month period following his termination, the Company shall promptly pay to Executive's estate or designated beneficiary an amount equal to $22,576.00 times thirty (30) less the number of months between Executive's date of termination and his death.

          "(c) If any benefit or equity plans or grant specifically provides for benefits or rights in the discretion of the Chief Executive Officer, the Senior Human Resources Officer or the Board of Directors (or a committee thereof), such consent shall be deemed given in the event Section 6.3, including as provided under clause (b) above, or Section 8.1 of the Employment Agreement becomes applicable becomes applicable at any time after the date of the First Amendment hereto.

          "(d) In the event that Section 6.3, including as provided under clause
     (b) above, or Section 8.1 of the Employment Agreement becomes applicable at any time after the date of the First Amendment hereto, the Executive shall be treated as if he qualifies as a `retiree' for all benefit plans to the extent such status would provide him on a benefit by benefit basis with greater rights than he otherwise would have. The parties acknowledge and agree that (i) any reference in this Employment Agreement to "welfare plans" is not intended to include a reference to any long-term disability plan offered to retirees, and (ii) disability coverage is not being provided to the Executive in the event that Section 6.3, including as provided under clause (b) above, or Section 8.1 of the Employment Agreement becomes applicable.


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     4.   The Executive agrees that, during the one (1) year period following any termination of his employment with the Company, the Executive will consult with and provide information to the Company from time to time upon the Company's reasonable request with respect to any matter(s) or proceeding(s) arising thereafter that relate in a material way to the Executive's duties or responsibilities while employed by the Company or as to which the Executive may have knowledge or insight as a result of his prior employment by the Company. The Company will give the Executive reasonable notice of any such request and shall use commercially reasonable means to avoid any such request's unduly interfering with the Executive's other activities. The Company will reimburse the Executive for any out of pocket expenses incurred in connection with rendering such assistance and shall accord to the Executive in connection with such activities such indemnification and exculpation protections as would be accorded him if he were doing so as an officer of the Company.

     5. As amended herein, the Employment Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the Executive and the Company have executed this First Amendment as of the day and year first above written.

                                   /s/ Stephen L. Key
                                   --------------------------------------------
                                   Stephen L. Key


                                   TEXTRON INC.


                                   By /s/ John D. Butler
                                      ------------------------------------------
                                      John D. Butler
                                      Executive Vice President Administration
                                      & Chief Human Resources Officer




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